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                                                             EXHIBIT NO. 99.4(b)

                             AMENDMENT TO INVESTMENT
                               ADVISORY AGREEMENT

AMENDMENT dated as of January 1, 2004 to the Investment Advisory Agreement dated January 1, 2002 by and between MFS Series Trust VI (the "Trust") on behalf of the MFS Global Equity Fund (the "Fund"), a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser") (the "Agreement").

                                   WITNESSETH

WHEREAS, the Trust on behalf of the Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Adviser has agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      1. AMENDMENT OF THE AGREEMENT: The reference to the Fund in Appendix B of the Agreement is deleted and replaced in its entirety as follows:

            MFS Global Equity Fund    0.90% on assets up to $1 billion; 0.75% on
                                      assets in excess of $1 billion up to $2
                                      billion; and 0.65% on assets in excess of $2 billion.

      2. MISCELLANEOUS: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

      3. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed

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this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                       MFS SERIES TRUST VI
                                       on behalf of MFS Global Equity
                                       Fund

                                       By:  JAMES R. BORDEWICK, JR.
                                           -------------------------------
                                            James R. Bordewick, Jr.
                                            Assistant Secretary


                                       MASSACHUSETTS FINANCIAL
                                       SERVICES COMPANY

                                       By:  STEPHEN E. CAVAN
                                           -------------------------------
                                            Stephen E. Cavan
                                            Senior Vice President